Exhibit 99.1

News Release

INVESTORS/ANALYSTS:	MEDIA:
Patrick Cronin	Teri Llach
(925) 226-9973	(925) 226-9028
investor.relations@bhnetwork.com	Teri.llach@bhnetwork.com

Blackhawk Announces Fourth Quarter and Full Year 2013 Financial Results

Full Year Adjusted Operating Revenues Rise 21%; Full Year Adjusted Net Income Increases 14%

Pleasanton, California, February 19, 2014 — Blackhawk Network Holdings, Inc. (NASDAQ: HAWK) today announced financial results for the fourth quarter and full year ended December 28, 2013.

“We are pleased with the progress we made during our first year as a public company. Load value grew to nearly $10 billion in 2013 and consumer demand for prepaid products remained strong despite soft fourth quarter sales at many U.S. retailers,” said Bill Tauscher, CEO. “Our adjusted operating revenues grew 21% in 2013 driven by strong performance of our open loop business and increased marketing revenues, and we grew adjusted net income 14%, in line with the guidance we provided during our 3rd quarter earnings call. Further, on a pro-forma basis, adjusting 2012 by $8.3 million pre-tax to reflect the 2013 contract amendment with Blackhawk’s parent company, Safeway Inc., adjusted operating revenues and adjusted net income increased 23% and 27%, respectively.”

Tauscher continued, “We entered new markets through the acquisition of InteliSpend, a leading incentives and rewards solutions provider, and Retailo AG, a leading 3rd party gift card distributor in Germany. By the end of 2013 we converted 1,700 of our existing U.S. distribution partner locations from “basic” to “best practices,” signed and launched several distribution partners including Home Depot, Macerich Malls, Stage Stores and Shell convenience and added 2 million incremental pegs in the U.S. Three of our largest U.S. distribution partners – Kroger, Safeway & OfficeMax – launched expanded telecom displays. We became the technology and service provider of the T-Mobile® Visa® Prepaid Card, and signed digital distribution agreements with both PayPal and Google. Within our International business unit we completed our first full year selling gift cards in Korea, Brazil and Japan, and launched South Africa during the fourth quarter. International load value represented 17% of worldwide load value in 2013.”

CFO Jerry Ulrich added, “Our two acquisitions that closed in November, net of acquisition costs, had a negligible impact on our fourth quarter adjusted net income. GAAP net income grew 36% in the fourth quarter primarily due to a non-cash credit adjustment to the liability for the contingent portion of the Cardpool acquisition purchase price, partially offset by an increase in intangible assets amortization related to our two acquisitions, for which we will provide additional detail during our earnings call.”

Distribution partner commissions as a percentage of commissions and fees for the quarter ended December 28, 2013 were 65.4% compared to 64.7% for the fourth quarter of 2012 due primarily to the amendment in January 2013 of our distribution partner agreements with Safeway that eliminated the previous differential in commissions shared with Safeway as compared to other distribution partners.

Free cash flow totaled $48 million in 2013.

The Company will provide a 2014 financial outlook during its earnings call and investor conference scheduled for February 20, 2014. Both these events can be accessed by following the instructions on page 3 of this release.

Separately, Safeway announced today that it has decided to distribute the remaining 37.8 million shares of Blackhawk that it owns (approximately 72.2% of the outstanding Blackhawk shares) to Safeway stockholders. The timing and details of the proposed distribution will be determined in the near future, at which time further announcements will be made.

In anticipation of the distribution of Safeway’s ownership, the Company has executed a non-binding term sheet and is currently negotiating a credit agreement of up to $475 million with a group of banks led by Wells Fargo Bank, N.A. The facility includes a $175 million 4-year term loan and a revolving credit facility of up to $200 million with up to an additional $100 million during the year-end holiday period for specific settlement related requirements. The completion of the facility is subject to final negotiations, due diligence and various closing conditions, including termination of the current cash management and treasury services agreement and revolving credit facility with Blackhawk’s parent company, Safeway Inc. The new facility is currently expected to close in mid-March 2014.

GAAP financial results for the fourth quarter of 2013 compared to the fourth quarter of 2012

•	Operating revenues totaled $521.2 million, an increase of 15% from $452.9 million for the quarter ended December 29, 2012. This increase was due primarily to a 13% increase in commissions and fees, a 27% increase in program, interchange, marketing and other fees due to higher marketing revenues, and a 17% increase in product sales.

•	Net income totaled $49.3 million, an increase of 36% from $36.3 million for the quarter ended December 29, 2012 primarily due to a $13.5 million non-cash credit adjustment to the liability for the contingent portion of the Cardpool acquisition purchase price, partially offset by an increase in intangible assets amortization and acquisition expenses related to the InteliSpend and Retailo acquisitions.

•	Earnings per diluted share was $0.92, an increase of 31% from $0.70 for the quarter ended December 29, 2012. Diluted shares outstanding increased 6% to 53.2 million.

Non-GAAP financial results for the fourth quarter of 2013 compared to the fourth quarter of 2012 (see Table 2 for Reconciliation of Non-GAAP Measures)

•	Adjusted operating revenues totaled $243.2 million, an increase of 16% from $210.1 million for the quarter ended December 29, 2012.

•	Adjusted EBITDA totaled $76.8 million, an increase of 14% from $67.4 million for the quarter ended December 29, 2012.

•	Adjusted net income totaled $43.1 million, an increase of 15% from $37.6 million for the quarter ended December 29, 2012.

•	Adjusted EPS was $0.81, an increase of 13% from $0.72 for the quarter ended December 29, 2012.

GAAP financial results for full year 2013 compared to full year 2012

•	Operating revenues totaled $1,138.1 million, an increase of 19% from $959.1 million for the year ended December 29, 2012. This increase was due primarily to a 15% increase in commissions and fees, a 37% increase in program, interchange, marketing and other fees due to higher marketing revenues, and a 33% increase in product sales.

•	Net income totaled $54.1 million, an increase of 12% from $48.2 million for the year ended December 29, 2012. The full year results included a $14.7 million non-cash credit adjustment to the liability for the contingent portion of the Cardpool acquisition purchase price, partially offset by increased non-cash expenses for partner equity mark-to-market and increased amortization of intangible assets related to the InteliSpend and Retailo acquisitions and partner warrants. See Table 2 for further details of these non-cash items.

•	Earnings per diluted share was $1.02, an increase of 10% from $0.93 for the year ended December 29, 2012. Diluted shares outstanding increased 5% to 52.4 million.

Non-GAAP financial results for full year 2013 compared to full year 2012 (see Table 2 for Reconciliation of Non-GAAP Measures)

•	Adjusted operating revenues totaled $540.7 million, an increase of 21% from $448.3 million for the year ended December 29, 2012.

•	Adjusted EBITDA totaled $114.2 million, an increase of 15% from $99.7 million for the year ended December 29, 2012.

•	Adjusted net income totaled $57.8 million, an increase of 14% from $50.6 million for the year ended December 29, 2012.

•	Adjusted EPS was $1.09, an increase of 11% from $0.98 for the year ended December 29, 2012.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2013 financial results on Thursday, February 20 at 5:00 a.m. PST / 8:00 a.m. EST. Hosting the call will be Bill Tauscher, Chief Executive Officer, and Jerry Ulrich, Chief Financial & Administrative Officer. Participants may listen to a real time audio webcast of the call by visiting the Company’s investor relations website located at http://ir.blackhawknetwork.com. Following the call, an archived webcast will be available on the Company’s investor relations website, or the replay can be accessed by dialing (888) 286-8010 and entering the participant passcode 94898220. The replay will be available until Thursday, February 27, 2014.

Investor Conference

The Company will also host an investor conference on February 20, 2014 from 7:00 a.m. to 9:00 a.m. PST / 10:00 a.m. to 12:00 p.m. EST to discuss management’s strategic focus and key initiatives for 2014 and 2015. A video webcast of the conference can be accessed by visiting the Company’s investor relations website located at http://ir.blackhawknetwork.com. A replay of the webcast will be available on the Company’s investor relations website until Thursday, February 27, 2014.

About Blackhawk Network

Blackhawk Network Holdings, Inc. is a prepaid payment network which supports the physical and digital distribution of a variety of prepaid products. Blackhawk Network utilizes proprietary technology to provide consumers a wide selection of gift cards, prepaid telecom handsets, airtime cards and general purpose reloadable cards across a global network totaling over 180,000 stores. Through Blackhawk’s digital platform, the Company supports prepaid products and offers across a growing network of digital distribution partners including leading etailers, financial service providers, social apps, mobile wallets and other integrated physical-to-digital channels. Founded in 2001, Blackhawk Network is headquartered in Pleasanton, California, and offers products and services in the United States and 20 other countries. For more information, please visit www.blackhawknetwork.com and www.giftcardmall.com. Blackhawk is a majority-owned subsidiary of Safeway Inc. (NYSE: SWY). More information is available at www.blackhawknetwork.com.

Use of Non-GAAP Financial Measures

Blackhawk regards the non-GAAP financial measures provided in this press release as useful measures of the operational and financial performance of its business. Reconciliations of non-GAAP financial measures to Blackhawk’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. The use of non-GAAP financial measures has certain limitations as they do not reflect all items of income, expense, or cash flows that affect Blackhawk’s financial performance under GAAP. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. In addition, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Blackhawk encourages investors and others to review Blackhawk’s financial information in its entirety and not rely on any single financial measure.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: our ability to complete negotiation of the contemplated credit facility, our ability to grow adjusted operating revenues and adjusted net income as anticipated, our ability to grow at historic rates or at all, the consequences should we lose one or more of our top distribution partners or fail to attract new distribution partners to our network or if the financial performance of our distribution partners’ businesses decline, our reliance on our content providers, the demand for their products and our exclusivity arrangements with them, our reliance on relationships with card issuing banks, the consequences to our future growth if our distribution partners fail to actively and effectively promote our products and services, the requirement that we comply with applicable laws and regulations, including increasingly stringent money-laundering rules and regulations, risks related to our ongoing relationship with Safeway and other risks and uncertainties described in our reports and filings with the Securities and Exchange Commission, including the registration statement filed in connection with our initial public offering and our subsequent Quarterly Reports on Form 10-Q. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.

BLACKHAWK NETWORK HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Twelve Weeks Ended		Fifty Two Weeks Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
OPERATING REVENUES:
Commissions and fees	$425,232	$375,196	$904,796	$786,552
Program, interchange, marketing and other fees	63,118	49,570	141,735	103,432
Product sales	32,830	28,131	91,557	69,085

Total operating revenues	521,180	452,897	1,138,088	959,069

OPERATING EXPENSES:
Distribution partner commissions	277,941	242,749	597,437	510,789
Processing and services	56,547	51,699	157,868	137,105
Sales and marketing	72,826	57,025	171,569	129,285
Costs of products sold	30,575	26,298	86,357	66,265
General and administrative	17,715	15,143	50,830	41,370
Business acquisition expense (benefit)	(8,318)	792	(9,280)	(2,550)

Total operating expenses	447,286	393,706	1,054,781	882,264

OPERATING INCOME	73,894	59,191	83,307	76,805

OTHER INCOME (EXPENSE):
Interest income and other income, net	(191)	325	241	1,297
Interest expense	—	—	—	(11)

INCOME BEFORE INCOME TAX EXPENSE	73,703	59,516	83,548	78,091

INCOME TAX EXPENSE	24,530	23,323	29,862	30,199

NET INCOME BEFORE ALLOCATION TO NON-CONTROLLING INTEREST	49,173	36,193	53,686	47,892

Add: Loss attributable to non-controlling interest (net of tax)	99	152	418	273

NET INCOME ATTRIBUTABLE TO BLACKHAWK NETWORK HOLDINGS, INC.	$49,272	$36,345	$54,104	$48,165

EARNINGS PER SHARE:
Basic	$0.95	$0.70	$1.04	$0.93
Diluted	$0.92	$0.70	$1.02	$0.93

Weighted average shares outstanding - basic	51,810	50,024	51,164	50,045
Weighted average shares outstanding - diluted	53,206	50,024	52,402	50,045

BLACKHAWK NETWORK HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$550,380	$172,665
Overnight cash advances to Parent	—	495,000
Settlement receivables, net	813,448	510,853
Accounts receivable, net	126,369	101,001
Deferred income taxes	20,145	10,499
Prepaid expenses and other current assets	67,474	53,968

Total current assets	1,577,816	1,343,986

Property, equipment and technology, net	79,663	66,998
Intangible assets, net	98,689	1,699
Goodwill	133,521	42,729
Restricted cash	—	8,968
Deferred income taxes	727	1,937
Other assets	90,678	67,394

TOTAL ASSETS	$1,981,094	$1,533,711

LIABILITIES, REDEEMABLE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Settlement payables	$1,484,047	$1,231,429
Consumer and customer deposits	54,915	8,989
Accounts payable and accrued operating expenses	99,499	68,515
Other current liabilities	81,270	77,038

Total current liabilities	1,719,731	1,385,971

Warrant and common stock liabilities	—	26,675
Deferred income taxes	24,488	266
Other liabilities	8,711	23,152

Total liabilities	1,752,930	1,436,064

Commitments and contingencies

Redeemable equity	—	34,997

Stockholders’ equity:
Preferred stock	—	—
Class A common stock	12	—
Class B common stock	41	51
Additional paid-in capital	107,139	31,542
Treasury stock	(126)	—
Accumulated other comprehensive income (loss)	(2,873)	298
Retained earnings	116,975	30,669

Total Blackhawk Network Holdings, Inc. equity	221,168	62,560

Non-controlling interest	6,996	90

Total stockholders’ equity	228,164	62,650

TOTAL LIABILITIES, REDEEMABLE EQUITY AND STOCKHOLDERS’ EQUITY	$1,981,094	$1,533,711

BLACKHAWK NETWORK HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fifty Two Weeks Ended
	December 28, 2013	December 29, 2012
OPERATING ACTIVITIES:
Net income before allocation to non-controlling interest	$53,686	$47,892
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	28,479	18,431
Program development cost amortization	21,039	17,016
Provision for doubtful accounts and sales allowances	4,162	2,592
Employee stock-based compensation expense	8,524	5,008
Distribution partner mark-to-market expense	8,598	2,432
Change in fair value of contingent consideration	(14,740)	(2,974)
Excess tax benefit from stock-based awards	(2,411)	(367)
Deferred income taxes	(1,053)	(4,685)
Other	155	258
Changes in operating assets and liabilities:
Settlement receivables	(289,974)	(261,197)
Settlement payables	239,667	237,967
Accounts receivable, current and long-term	(21,327)	(29,957)
Prepaid expenses and other current assets	(4,827)	(7,705)
Other assets	(37,160)	(25,745)
Consumer and customer deposits	714	(1,960)
Accounts payable and accrued operating expenses	27,235	8,979
Other current and long-term liabilities	11,148	9,656
Income taxes, net	(3,665)	4,516

Net cash provided by operating activities	28,250	20,157

INVESTING ACTIVITIES:
Change in overnight cash advances to Parent	495,000	103,800
Expenditures for property, equipment and technology	(30,010)	(23,838)
Purchase of intangible assets	(400)	—
Business acquisitions, net of cash received	(149,370)	—
Sale of trading securities	29,749	—
Change in restricted cash	8,968	—
Other	(250)	(160)

Net cash provided by investing activities	353,687	79,802

FINANCING ACTIVITIES:
Dividends paid	(145)	(69,916)
Payments of acquisition liability	(5,615)	(9,407)
Payments for initial public offering costs	(4,694)	(846)
Reimbursement for initial public offering costs	5,540	—
Proceeds from exercise of stock options	3,548	208
Excess tax benefit from stock-based awards	2,411	367
Payments for surrendered stock-based awards for taxes	(852)	(415)
Repurchase of redeemable common stock	(171)	(2,259)
Contribution from non-controlling interest	435	248

Net cash provided by (used in) financing activities	457	(82,020)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(4,679)	1,052

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	377,715	18,991

CASH AND CASH EQUIVALENTS - Beginning of year	172,665	153,674

CASH AND CASH EQUIVALENTS - End of year	$550,380	$172,665

BLACKHAWK NETWORK HOLDINGS, INC.

SUPPLEMENTAL INFORMATION

(In thousands except percentages and average transaction value)

(Unaudited)

TABLE 1: OTHER OPERATIONAL DATA

	Twelve Weeks Ended		Fifty Two Weeks Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Load value	$4,657,425	$3,969,157	$9,914,403	$8,474,285
Commissions and fees as a % of load value	9.1%	9.5%	9.1%	9.3%
Distribution partner commissions paid as a % of commissions and fees	65.4%	64.7%	66.0%	64.9%
Number of load transactions	117,426	104,245	241,801	216,214
Average load transaction value	$39.66	$38.08	$41.00	$39.19

TABLE 2: RECONCILIATION OF NON-GAAP MEASURES

	Twelve Weeks Ended		Fifty Two Weeks Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Adjusted operating revenues:
Total operating revenues	$521,180	$452,897	$1,138,088	$959,069
Distribution partner commissions	(277,941)	(242,749)	(597,437)	(510,789)

Adjusted operating revenues	$243,239	$210,148	$540,651	$448,280

Adjusted EBITDA:
Net income before allocation to non-controlling interest	$49,173	$36,193	$53,686	$47,892
Interest income and other income, net	191	(325)	(241)	(1,297)
Interest expense	—	—	—	11
Income tax expense	24,530	23,323	29,862	30,199
Depreciation and amortization	11,516	5,549	28,479	18,431

EBITDA	85,410	64,740	111,786	95,236
Adjustments to EBITDA:
Employee stock-based compensation	3,245	1,541	8,524	5,008
Distribution partner mark-to-market expense	1,637	504	8,598	2,432
Change in fair value of contingent consideration	(13,485)	662	(14,740)	(2,974)

Adjusted EBITDA	$76,807	$67,447	$114,168	$99,702

Adjusted EBITDA margin:
Total operating revenues	$521,180	$452,897	$1,138,088	$959,069
Operating income	$73,894	$59,191	$83,307	$76,805
Operating margin	14.2%	13.1%	7.3%	8.0%
Adjusted operating revenues	$243,239	$210,148	$540,651	$448,280
Adjusted EBITDA	$76,807	$67,447	$114,168	$99,702
Adjusted EBITDA margin	31.6%	32.1%	21.1%	22.2%

Adjusted net income:
Net income before allocation to non-controlling interest	$49,173	$36,193	$53,686	$47,892
Employee stock-based compensation	3,245	1,541	8,524	5,008
Distribution partner mark-to-market expense	1,637	504	8,598	2,432
Change in fair value of contingent consideration	(13,485)	662	(14,740)	(2,974)
Amortization of intangibles	4,533	241	6,817	785

Total pre-tax adjustments	(4,070)	2,948	9,199	5,251
Tax expense on adjustments	(2,128)	(1,742)	(5,526)	(2,806)

Adjusted net income before allocation to non-controlling interest	42,975	37,399	57,359	50,337
Non-controlling interest (net of tax)	$99	$152	$418	$273

Adjusted net income attributable to Blackhawk Network Holdings, Inc.	$43,074	$37,551	$57,777	$50,610

Adjusted EPS:
Net income attributable to Blackhawk Network Holdings, Inc.	$49,272	$36,345	$54,104	$48,165
Income allocated to participating securities	(271)	(1,464)	(692)	(1,464)

Net income attributable to common shareholders	$49,001	$34,881	$53,412	$46,701

Diluted weighted-average shares outstanding	53,206	50,024	52,402	50,045
Diluted earnings per share	$0.92	$0.70	$1.02	$0.93

Adjusted net income attributable to Blackhawk Network Holdings, Inc.	$43,074	$37,551	$57,777	$50,610
Adjusted income allocated to participating securities	(237)	(1,464)	(734)	(1,464)

Adjusted net income attributable to common shareholders	$42,837	$36,087	$57,043	$49,146

Diluted weighted-average shares outstanding	53,206	50,024	52,402	50,045
Adjusted diluted earnings per share	$0.81	$0.72	$1.09	$0.98

TABLE 2: RECONCILIATION OF NON-GAAP MEASURES (continued)

	Twelve Weeks Ended		Fifty Two Weeks Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Pro-forma adjusted operating revenues:
Adjusted operating revenues	$243,239	$210,148	$540,651	$448,280
Safeway commission adjustment	—	(4,052)	—	(8,285)

Pro-forma adjusted operating revenues	$243,239	$206,096	$540,651	$439,995

Pro-forma adjusted net income:
Adjusted net income attributable to Blackhawk Network Holdings, Inc.	$43,074	$37,551	$57,777	$50,610
Safeway commission adjustment, net of tax	—	(2,543)	—	(5,179)

Pro-forma adjusted net income attributable to Blackhawk Network Holdings, Inc.	$43,074	$35,008	$57,777	$45,431

TABLE 3: RECONCILIATION OF GAAP CASH FLOW TO FREE CASH FLOW

A significant portion of gift card sales occurs in late December of each year as a result of the holiday selling season. The timing of December holiday sales, cash inflows from our distribution partners and cash outflows to our content providers results in significant but temporary increases in our Cash, cash equivalents and restricted cash, Overnight cash advances to Parent, Settlement receivables and Settlement payables balances at the end of each fiscal year relative to normal daily balances. As a result, the year over year comparison of cash generated by operating activities and total changes in cash can vary significantly. In light of this effect on interim periods, set forth below is a calculation of “free cash flow” which we calculate as the net cash flow from operating activities adjusted to exclude the impact from changes in Settlement payables and Settlement receivables, less expenditures for property, equipment and technology. Cash from the sale of prepaid products is held for a short period of time and then remitted, less our commissions, to our content providers, and is significantly impacted by the portion of gift card sales that occur in late December. Because this cash flow is temporary and highly seasonal, it is not available for other uses, and it is therefore excluded from our calculation of free cash flow. Free cash flow provides information regarding the cash that our business generates in interim periods without the fluctuations resulting from the timing of cash inflows and outflows from gift card sales in late December, which we believe is useful to understanding our business.

	Fifty Two Weeks Ended
	December 28, 2013	December 29, 2012

Net cash flow used in operating activities, as reported	$28,250	$20,157
Decrease in settlement payables, net of settlement receivables	50,307	23,230

Net cash used in operating activities, as adjusted	78,557	43,387
Expenditures for property, equipment and technology and intangible assets	(30,410)	(23,838)

Free cash flow	$48,147	$19,549